EMPLOYMENT AGREEMENT
(English version for reference only)

February 1, 2011

This Agreement is made as of the 1st day of February, 2011 between Aoxing Pharmaceutical Company, Inc., with offices at 15 Exchange Place, Suite 500, Jersey City, NJ 07302 (the "Company"), and Bob Yunjun Ai, an individual residing in the State of New Jersey (the "Employee").

RECITALS

WHEREAS, the Company desires to secure the services and employment of the Employee on behalf of the Company, and the Employee desires to enter into employment with the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. The Company hereby employs the Employee as Chief Financial Officer of the Company, and the Employee accepts such employment for the term of the employment specified in Section 3 below. During the Employment Term (as defined below), the Employee shall serve as the Chief Financial Officer of the Company, performing such duties as shall be reasonably required of such an employee of the Company, and shall have such other powers and perform such other additional executive duties as may from time to time be assigned to him by the Board of Directors of the Company. The Employee's primary place of employment shall be Jersey City, New Jersey. The Employee shall spend at least two months in China subsidiary each year.

2. Performance. The Employee will serve the Company faithfully and to the best of his ability and will devote substantially all of his time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities.

3. Employment Term. The employment term shall begin on the date of this Agreement and continue until January 31, 2014 (the “Employment Term”).

Termination.  The agreement may be terminated prior to the expiration of the Employment Term as follows:

●	The Employee may terminate this agreement at will, subject to the notice requirement set forth below.

●
The Company may terminate this agreement for Good Reason.  “Good Reason” shall exist in the following circumstances:  (1) the Employee is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Employee has been grossly negligent or acted dishonestly to the detriment of the Company, (3) the Employee has engaged in actions amounting to gross misconduct or failed to perform his duties hereunder and such failure continues after the Employee is afforded a reasonable opportunity to cure such failure, (4) the Employee has died, or (5) the Employee has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Employee unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

●	The Company may terminate this agreement without Good Reason, but will incur an obligation to pay liquidated damages, as set forth below.

Liquidated Damages for Early Termination.

In the event the employment is terminated by the Company without Good Reason, the Company shall pay the Employee a liquidated damages equal to 4 months salary.

In the event the employment is terminated by the Employee, the Employee shall give the Company a written notice 4 months prior to the termination and give the Company a period of time to find a new CFO. If the Employee fails to do so, he shall pay the Company a liquidated damages equal to 4 months salary.

4. Compensation.

(a) Salary. During the Employment Term, the Company shall pay the Employee a base salary, payable in equal monthly installments, subject to withholding and other applicable taxes, at an annual rate of Two Hundred Thousand Dollars ($200,000.00).

(b)Year-End Stock Bonus. For the period commencing on the date of this Agreement and ending on January 31, 2014, the Company shall pay the Employee a year-end bonus of 20,000 shares of the Company’s common stock. The shares, if earned, shall be issuable on the last day of each year of employment - i.e. each January 31.  The non-guaranteed annual bonus shall be based on the satisfaction of performance targets established by the Board of Directors on or before December 31 of each year.

(c) Stock Options. On the date of this agreement, and on each anniversary of that date, the Company shall grant to the Employee options to purchase 50,000 shares of the Company's common stock. The options shall have a term of five years.  Option price is the average closing price of last 20 trading days before the option is granted. If the Employee terminates prior to August 31, 2011, the Company has the right to cancel the granted options. If the Employee terminates the employment after August 31, 2011, he has 3 months to excise his options. After 3 months, the Company has the right to cancel his options.

(d) D&O Insurance. The Company shall maintain directors and officers liability insurance coverage covering Employee in amounts customary for similarly situated companies in the pharmaceuticals industry and with reputable insurers. All such policies shall provide for coverage to Employee on the same terms and conditions applicable to the coverage provided under such policies to the Company's other directors and officers.

5. Expenses. The Employee shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation.

6. Nondisclosure of Proprietary and Confidential Information.

(a) Confidential Information. Executive agrees to refrain (whether during or after his employment with the Company) from disclosing or using, except as permitted by this Agreement, any secrets or confidential information with respect to the Company, any subsidiary of the Company, or any entity associated with the Company as a joint venture partner or in a similar relationship (a “Covered Entity”), including without limitation its trade secrets, patents, affairs, business plans, strategic, commercial or financial information other than information that is or becomes publicly available through no fault of Employee (the "Confidential Information"). Employee may disclose or communicate only such information as is reasonably required or specifically approved by the Board or authorized management personnel of the Company designated by the Board in connection with Employee's services. Confidential Information may be used solely for the benefit of the Company, and Employee shall not make any other use of such information. Employee agrees that all materials relating to the business of any Covered Entity that are provided or made available to Employee, or created by Employee, during the course of Employee's services to the Company shall be and remain the property of the Company and/or the applicable Covered Entity (subject to the terms of any separate agreement between the Company and the affected Covered Entity), whether or not such materials constitute or contain Confidential Information, and all copies of such materials shall be returned to the Company immediately upon the termination of Employee's services to the Company. In the event that the Company notifies the Employee that it has entered into a confidentiality agreement with a Covered Entity or with any Affiliate of the Company with respect to confidential information to be provided to the Company, the Employee shall comply with such reasonable obligations thereunder as are applicable to the Employee.

IN WITNESS WHEREOF, the parties have executed this agreement.

AOXING PHARMACEUTICAL COMPANY, INC.

By: /s/ Zhenjiang Yue	/s/ Bob Yunjun Ai
Zhenjiang Yue	BOB YUNJUN AI
Chief Executive Officer